EXHIBIT 15.1


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:      Imation Corp.
         Registration on Form S-8

We are aware that our report dated August 2, 1996 on our reviews of interim financial information of Imation Corp. for the three- and six-month periods ended June 30, 1996 and 1995, and included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, is incorporated by reference in this Registration Statement on Form S-8 of Imation Corp. pertaining to the Imation Corp. Stock Option Plan for Employees of Luminous Technology Corporation. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the Registration Statement prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

                                       /s/ Coopers & Lybrand L.L.P.
                                       COOPERS & LYBRAND L.L.P.


Minneapolis, Minnesota
October 31, 1996